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EXHIBIT 3.6

                           CERTIFICATE OF AMENDENT OF
                          ARTICLES OF INCORPORATION OF
                         UNIVERSAL DETECTION TECHNOLOGY


Jacques Tizabi and Michael Collins certify that:

1. They are the President and the Secretary, respectively, of UNIVERSAL DETECTION TECHNOLOGY, a California corporation (the "Corporation").

2. The first paragraph of Article IV of the Articles of Incorporation of the Corporation, entitled "General" is amended to read in its entirety as follow:

                                       "IV

                                     General
                                     -------

            This Corporation shall be authorized to issue a total of Twenty Billion Twenty Million (20,020,000,000) shares of all classes of stock. Of such total number of shares of stock, Twenty Billion (20,000,000,000) shares are authorized to be Common Stock, each of which shall have no par value ("Common Stock"), and Twenty Million (20,000,000) shares are authorized to be Preferred Stock, each of which shares shall have a par value of $0.01 per shares ("Preferred Stock")."

3. The foregoing amendment to the Articles of Incorporation of the Corporation has been duly approved by the Corporation's Board of Directors.

4. The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Sections 902 and 903, California Corporations Code. The total number of outstanding Common Shares of the Corporation entitled to vote thereon was 465,831,410 and there are no outstanding shares of Preferred Stock of the Corporation outstanding. The number of shares voting in favor of the Amendment equaled or exceeded the vote required which was a majority of the shares. The percentage voted was more than 50%.

We further declare under penalty or perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

         DATE:  September 24, 2007


                                        /s/ Jacques Tizabi
                                        -------------------------------------
                                        Jacques Tizabi, President



                                        /s/ Michael Collins
                                        -------------------------------------
                                        Michael Collins, Secretary